Exhibit 17.4

RESIGNATION

To the Board of Directors
Green Mountain Capital, Inc.
Buffalo, New York

I hereby resign as a Director of the Company, effective immediately.

Date: July 6, 2005.

/s/ Andrew E. Mercer
Andrew E. Mercer